Exhibit 99.1

Alteryx Announces Acquisition of Trifacta

With Trifacta, Alteryx accelerates the development of an integrated end-to-end, low code/no code analytics automation platform in the cloud

IRVINE, Calif.— Jan 6, 2022 —Alteryx, Inc. (NYSE: AYX), the Analytics Automation company, today announced it has entered into a definitive agreement to acquire Trifacta, an award-winning cloud company that leverages scalable data management and machine learning to make data analytics faster and more intuitive.

Enterprise customers are deploying modern data architectures built upon cloud data warehouses and supporting SaaS-based applications and analytics. Meanwhile, business users’ appetite for timely insights from these large cloud datasets to fuel their digital transformation efforts is at an all-time high, thus driving the need for scalable, secure solutions to access and automate data analysis.

Trifacta offers cloud-first capabilities to help enterprises drive their analytics transformation and has gained a strong footprint into Global 2000 and large enterprises. This acquisition will anchor and accelerate Alteryx’s journey to the cloud and open new categories of buyers across IT within large enterprises.

“Trifacta brings highly skilled cloud-first engineering, product and go-to-market teams with decades of combined experience building and bringing to market mission-critical, cloud native analytics solutions. Together, Trifacta and Alteryx expand our total addressable market with additional opportunities to target new data and cloud transformation initiatives for Global 2000 customers,” said Mark Anderson, CEO of Alteryx. “With Trifacta, our combined cloud platform will serve the needs of entire enterprises from data analytics teams and IT/technology teams to line of business users.”

Trifacta provides proven, scalable cloud data management capabilities natively and securely for major cloud deployments, including Google Cloud Platform (GCP), Amazon Web Services (AWS) and Microsoft Azure. Alteryx intends to combine its leading low code/no code analytics solution with Trifacta’s cloud native capabilities to offer flexible deployment options — on-premises, hybrid and cloud — to meet enterprise customers’ analytics needs.

“We’re incredibly excited to join forces with Alteryx to create the industry’s leading independent cloud analytics provider,” said Adam Wilson, CEO of Trifacta. “Together, we have the opportunity to enable thousands of customers globally to unlock powerful business insights with the combination of Trifacta’s Data Engineering Cloud and Alteryx’s Analytics Automation platform.”

Alteryx will acquire Trifacta for $400 million in cash, subject to customary purchase price adjustments. Alteryx will also establish a retention pool of $75 million to be granted in the form of restricted stock units to the former employees of Trifacta. The transaction is expected to close during the first quarter of 2022 and is subject to customary closing conditions. Until the transaction closes, each company will continue to operate independently. Goldman Sachs is serving as the exclusive financial advisor to Alteryx and J.P. Morgan is serving as the exclusive financial advisor to Trifacta in connection with the transaction. Fenwick & West is serving as Alteryx’s legal counsel and Gunderson Dettmer is serving as Trifacta’s legal counsel in connection with the transaction.

Fourth Quarter 2021 and Full Year Financial Outlook Update

Revenue and annual recurring revenue (“ARR”) for the quarter ended December 31, 2021 are now expected to be at or above the high end of our previously issued guidance of $163 million to $168 million for revenue and $635 million in ARR.

This updated financial outlook is based on information available to Alteryx as of the date of this release and is subject to the completion of its quarterly and annual financial closing procedures and review by Alteryx’s independent registered public accounting firm.

Alteryx expects to report its fourth quarter and full year 2021 financial results and host a conference call to discuss these results after the U.S. financial markets close on Tuesday, February 15, 2022.

Additional Information

https://investor.alteryx.com/files/doc_financials/2021/q4/AYXAcquisision.1.2022.pdf

Safe Harbor Statement

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding the acquisition of Trifacta and its impact on the Alteryx software platform and its customers, users, financial results and total addressable market; the effectiveness of Trifacta’s cloud-native capabilities and cloud-focused teams; the ability of Alteryx and Trifacta to combine Trifacta’s technology with the Alteryx software platform; the strategy regarding integrating Trifacta’s technology, go-to-market operations and people with those of Alteryx; the anticipated benefits and features of an integrated software platform and its ability to accelerate achievement of Alteryx’s strategic initiatives; the timing of the closing of the transaction; customer trends and initiatives regarding their digital and data transformations; Alteryx’s financial guidance for the fourth quarter and year ended December 31, 2021; and other future events. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors including, but not limited to: the ability to integrate Trifacta’s employees, operations and technology into Alteryx’s business and software; the benefits of the acquisition and impact on the Alteryx software platform, customers, users, financial results and total addressable market; the ability of Alteryx and Trifacta to close the announced transaction; the possibility that the closing of the transaction may be delayed; the effects of disruption from the transaction making it more difficult to maintain relationships with employees, customers and other third parties; risks associated with Alteryx’s international operations; the ability to develop and release product and service enhancements and new products and services to respond to rapid technological change in a timely and cost-effective manner; the ability to attract new customers and retain and expand sales to existing customers; intense and increasing competition in Alteryx’s market; the rate of growth in the market for analytics products and services; and other general market, political, economic, and business conditions.

Additional risks and uncertainties that could affect Alteryx’s business are included in the Risk Factors sections of Alteryx’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2021. All forward-looking statements contained herein are based on information available to us as of the date hereof and we do not assume any obligation to update these statements as a result of new information or future events.

About Alteryx

Alteryx, the Analytics Automation company, is focused on enabling every person to transform data into a breakthrough. Alteryx unifies analytics, data science and business process automation in one, end-to-end platform to accelerate digital transformation and shape the future of analytic process automation (APA). Organizations of all sizes, all over the world, rely on Alteryx to deliver high-impact business outcomes and the rapid upskilling of their modern workforce. For more information visit www.alteryx.com.

Alteryx is a registered trademark of Alteryx, Inc. All other product and brand names may be trademarks or registered trademarks of their respective owners.

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